Exhibit 99.1

News Release Contact: Michael Stivala Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P.
Announces Closing of Offer to Purchase Senior Notes

Whippany, New Jersey, September 8, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH) (“Suburban Propane”), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, announced today the final results of the previously announced cash tender offer of Suburban Energy Finance Corp. and Suburban Propane (collectively “Suburban”) to purchase up to $175 million aggregate principal amount of their outstanding 6.875% Senior Notes due 2013 with CUSIP number 864486AB1 (the “Notes”).

The tender offer expired at 9:00 a.m., New York City time, on Tuesday, September 8, 2009 (the “Expiration Date”). As of the Expiration Date, Notes with an aggregate principal amount of $302,616,000 have been validly tendered and not validly withdrawn. The settlement date is expected to be September 9, 2009, or promptly thereafter (the “Settlement Date”).

As the principal amount of Notes tendered and not validly withdrawn in the offer exceeded $175 million, Suburban accepted for purchase approximately 57.9% of the tendered Notes on a pro rata basis. Holders who validly tendered their Notes on or prior to the early tender date of August 21, 2009 will receive a cash payment of $1,012.50 for each $1,000 principal amount of Notes accepted for payment, and holders who validly tendered their Notes thereafter, but on or prior to the Expiration Date, will receive a cash payment of $982.50 for each $1,000 principal amount of Notes accepted for payment. Notes not accepted for purchase will be promptly returned to the tendering holder or, if tendered through the facilities of the Depositary Trust Company (DTC), credited to the relevant account at DTC, in accordance with its procedures.

In addition to the consideration described above, holders of Notes validly tendered and accepted for purchase will receive accrued and unpaid interest on the Notes from the last interest payment date for the Notes up to, but not including, the settlement date for the Notes.

Pursuant to the terms of the tender offer, Notes not tendered in the tender offer will remain outstanding, and the terms and conditions governing the Notes, including the covenants and other provisions contained in the indenture governing the Notes (other than the provisions relating to the principal amount of such indenture), will remain unchanged.

In connection with the tender offer, Suburban retained BofA Merrill Lynch as the lead dealer manager and Wells Fargo Securities as the co-dealer manager. Questions regarding the tender offer may be directed to BofA Merrill Lynch, Liability Management Group, at (888) 292-0070 (toll-free) and (980) 388-4603 (collect).

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. Suburban serves the energy needs of approximately 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

About Suburban Energy Finance Corp.

Suburban Energy Finance Corp. is a Delaware corporation and a direct wholly-owned subsidiary of Suburban Propane. It has nominal assets, conducts no business operations and was formed to serve as co-issuer, jointly and severally with Suburban Propane, of the Notes.

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